October 1, 2005

State Street Bank and Trust Company

Lafayette Corporate Center

LCC/3SW

2 Avenue de Lafayette

Boston, MA  02111

Re:       EVERGREEN SMALL-MID GROWTH FUND

            EVERGREEN DISCIPLINED SMALL-MID VALUE FUND

Evergreen Envision Growth Fund

Evergreen Envision Growth and Income Fund

Evergreen Envision Income Fund

To:       William E. Monaghan, II, Vice President

            This is to advise you that Evergreen Equity Trust (the “Trust”) has established five new series of shares to be known as EVERGREEN SMALL-MID GROWTH FUND, EVERGREEN DISCIPLINED SMALL-MID VALUE FUND, Evergreen Envision Growth Fund, Evergreen Envision Growth and Income Fund, and Evergreen Envision Income Fund.  In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/97 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to my attention and retaining one copy for your records.

Evergreen Equity Trust

By:  /s/ Maureen E. Towle

Maureen E. Towle

Title:     Assistant Secretary

State Street Bank and Trust Company

By:       /s/ Joseph L. Hooley

Title:     Executive Vice President

Agreed to as of the 1st day of October, 2005.